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                               ZACKS MUTUAL FUNDS
                       MASTER RULE 12b-1 DISTRIBUTION PLAN


THE PLAN:

         1. PURPOSE. The Trust shall finance the distribution of its shares pursuant to Rule 12b-1 under the Investment Company Act of 1940 ("Act") according to the terms of this Distribution Plan (the "Plan").

         2. FEES. Amounts, not exceeding in the aggregate a maximum annual amount equal to the lesser of (a) .50% of the averages of the daily net asset values of the Company or (b) the maximum amount provided by an applicable rule or regulation of the National Association of Securities Dealers, Inc. during each fiscal quarter of the Trust elapsed after the inception of the Plan may be paid by the Trust to the Distributor at any time after the inception of the Plan in order to: (i) reimburse the Distributor for fees paid to its salespersons and to other firms which offer and sell the Trust's shares and/or provide servicing and maintenance of shareholder accounts, and (ii) reimburse the Distributor its other distribution expenses, excluding overhead expense and including expenses of promotion, sales seminars, wholesaling, advertising, and sales literature. For this purpose sales literature shall not include reports sent to shareholders or regulatory bodies which are paid for by the Trust.

         To the extent that any investment advisory fees paid by the Trust may be deemed to be indirectly financing any activity which is primarily intended to result in the sale of shares of the Trust within the meaning of Rule 12b-1, the payments of such fees are authorized under this Plan.

         3. REQUIRED APPROVALS AND TERM. Subject to paragraph 8, the Plan shall not take effect until it has been approved by the vote of at least a majority (as defined in the Act) of the outstanding shares of the Trust. In addition, the Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (i) the Board of Trustees of the Trust and (ii) those directors of the Trust who are not "interested persons" of the Trust as defined in the Act and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on the Plan or such Agreements. Unless sooner terminated pursuant to the terms hereof, the Plan shall continue in effect for a period of one year from its effective date, and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for by Rule 12b-1 under the Act.

         4. PERIODIC REPORTS. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

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         5. TERMINATION. Subject to paragraph 8, the Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees, or by vote of a majority vote of the outstanding shares.

         6. RELATED AGREEMENTS. Any agreement related to the Plan shall be in writing, and shall provide:

         (i) That such agreement may be terminated at any time, without payment of penalty, by vote of a majority of the Disinterested Trustees or by a majority vote of the shares on not more than 60 days' written notice to any party to the agreement; and

         (ii) That such agreement shall terminate automatically in the event of its assignment.

         7. AMENDMENTS. The Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 2 unless such amendment is approved in the manner distribution expenses provided for in paragraph 2 unless such amendment is approved in the manner provided in paragraph 3, and no material amendment to the Plan shall be made unless approved by the Board of Trustees and the Disinterested Trustees.

         8. SPECIAL PROCEDURES FOR SERIES COMPANY. If the Trust is or becomes a series company (as defined in Rule 18f-2 under the Act), then the Plan shall not take effect as to the shares of any series and no amendment may be effected to increase materially the amount of distribution expenses as to the shares of any series until it has been approved as to the shares of such series by the Board of Trustees, the Disinterested Trustees and the shareholders of such series in the manner provided in paragraph 3; and no material amendment to the Plan in respect to such shares shall be made unless approved as to such shares by the Board of Trustees and Disinterested Trustees. The Plan may be terminated as to any series at any time by vote of a majority of the Disinterested Trustees or by majority vote of the shareholders of the series.


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